                                  Exhibit 99.1

                   FINANCIAL INFORMATION EXTRACTED FROM ALRT'S
              ANNUAL REPORT FILED ON FORM 10-K FOR THE FISCAL YEAR
                             ENDED DECEMBER 31, 1995

                         Report of Independent Auditors


The Board of Directors and Shareholders
Allergan Ligand Retinoid Therapeutics, Inc.

We have audited the accompanying balance sheets of Allergan Ligand Retinoid Therapeutics, Inc. as of December 31, 1995 and 1994, the related statement of operations for the period June 3, 1995 (date operations commenced) through December 31, 1995, and the statements of changes in stockholders' equity, and cash flows for the period December 16, 1994 (date of incorporation) through December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Allergan Ligand Retinoid Therapeutics, Inc. at December 31, 1995 and 1994, and the results of its operations for the period June 3, 1995 (date operations commenced) through December 31, 1995, and its cash flows for the period December 16, 1994 (date of incorporation) through December 31, 1995, in conformity with generally accepted accounting principles.


Orange County, California
March 19, 1996

                   Allergan Ligand Retinoid Therapeutics, Inc.

                                 Balance Sheets


                                                                      DECEMBER 31,
                                                             -----------------------------
                                                                 1995             1994
                                                             ------------     ------------
ASSETS
Current assets:
         Cash and cash equivalents                           $ 79,792,554     $        200
         Interest receivable and other current assets             335,001               --
                                                             ------------     ------------
Total current assets                                         $ 80,127,555     $        200
                                                             ============     ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
         Accounts payable to Allergan, Inc.                  $  1,038,409     $         --
         Accounts payable to Ligand Pharmaceuticals
           Incorporated                                         1,847,825               --
         Accrued offering costs                                   434,759               --
         Other accounts payable and accrued liabilities           330,611               --
                                                             ------------     ------------
Total current liabilities                                       3,651,604               --

Stockholders' equity:
         Callable Common Stock, $.001 par value,
           3,250,000 shares authorized, issued
           and outstanding                                          3,250               --
         Special Common Stock, $1 par value,
           1,000 shares authorized, 200 shares issued
           and outstanding                                            200              200
         Additional paid-in capital                            94,256,046               --
         Accumulated deficit                                  (17,783,545)              --
                                                             ------------     ------------
Total stockholders' equity                                     76,475,951              200
                                                             ------------     ------------
                                                             $ 80,127,555     $        200
                                                             ============     ============


See accompanying notes.

                  Allergan Ligand Retinoid Therapeutics, Inc.

                            Statement of Operations

                    June 3, 1995 (date operations commenced)
                              to December 31, 1995

Interest income                                                   $   2,863,989
Costs and expenses:
         Research and development expenses                           19,495,346
         General and administrative expenses                          1,152,188
                                                                  -------------
         Total costs and expenses                                    20,647,534
                                                                  -------------
Net loss                                                          $ (17,783,545)
                                                                  =============
Net loss per callable common share                                $       (5.47)
                                                                  =============
Weighted average callable common shares outstanding                   3,250,000
                                                                  =============


See accompanying notes.

                   Allergan Ligand Retinoid Therapeutics, Inc.

                       Statements of Stockholders' Equity

         December 16, 1994 (date of incorporation) to December 31, 1995


                                                      CALLABLE                        SPECIAL
                                                    COMMON STOCK                    COMMON STOCK
                                            ------------    ------------    ------------    ------------
                                                SHARES         AMOUNT          SHARES          AMOUNT
                                            ------------    ------------    ------------    ------------
Shares issued upon incorporation -
  December 16, 1994
  (date of incorporation)                             --    $         --             200    $        200
                                            ------------    ------------    ------------    ------------
Balance at December 31, 1994                          --              --             200             200

Issuance of callable common
  stock in initial public offering,
  net of offering costs of $5,740,704          3,250,000           3,250              --              --

Contribution from Allergan, Inc.                      --              --              --              --

Contribution from Ligand
Pharmaceuticals Incorporated
                                                      --              --              --              --
Net loss                                              --              --              --              --
                                            ------------    ------------    ------------    ------------
Balance at December 31, 1995                   3,250,000    $      3,250             200    $        200
                                            ============    ============    ============    ============


                                              ADDITIONAL                             TOTAL
                                                PAID-IN     ACCUMULATED          STOCKHOLDERS'
                                                CAPITAL        DEFICIT              EQUITY
                                            ------------    --------------     ---------------
Shares issued upon incorporation -
  December 16, 1994
  (date of incorporation)                   $         --    $           --     $           200
                                            ------------    --------------     ---------------
Balance at December 31, 1994                          --                --                 200

Issuance of callable common
  stock in initial public offering,
  net of offering costs of $5,740,704         26,756,046                --          26,759,296

Contribution from Allergan, Inc.              50,000,000                --          50,000,000

Contribution from Ligand
Pharmaceuticals Incorporated
                                              17,500,000                --          17,500,000
Net loss                                              --       (17,783,545)        (17,783,545)
                                            ------------    --------------     ---------------
Balance at December 31, 1995                $ 94,256,046    $  (17,783,545)    $    76,475,951
                                            ============    ==============     ===============


See accompanying notes.

                   Allergan Ligand Retinoid Therapeutics, Inc.

                             Statement of Cash Flows

         December 16, 1994 (date of incorporation) to December 31, 1995


Operating activities:
         Net loss                                                               $  (17,783,545)
         Adjustments to reconcile net loss to net cash used in operating activities:
         Changes in operating assets and liabilities:
                  Interest receivable and other current assets                        (335,001)
                  Accounts payable to Allergan, Inc.                                 1,038,409
                  Accounts payable to Ligand Pharmaceuticals Incorporated            1,847,825
                  Accrued offering costs                                               434,759
                  Other accounts payable and accrued liabilities                       330,611
                                                                                --------------
Net cash used in operating activities                                              (14,466,942)

Financing activities:
                  Proceeds from issuance of callable common stock in initial
                    public offering, net                                            26,759,296
                  Proceeds from issuance of special common stock                           200
                  Contribution from Allergan, Inc.                                  50,000,000
                  Contribution from Ligand Pharmaceuticals Incorporated             17,500,000
                                                                                --------------
                  Net cash provided by financing activities                         94,259,496
                                                                                --------------
Net increase in cash and cash equivalents                                           79,792,554
Cash and cash equivalents at beginning of period                                            --
                                                                                ==============
Cash and cash equivalents at end of period                                      $   79,792,554
                                                                                ==============

See accompanying notes.

                   Allergan Ligand Retinoid Therpeutics, Inc.

                         Notes to Financial Statements

                               December 31, 1995


1.       ORGANIZATION AND BUSINESS OPERATIONS

BUSINESS

Allergan Ligand Retinoid Therapeutics, Inc. (the Company) was incorporated in Delaware in 1994 and commenced operations on June 3, 1995 to continue the efforts of the Allergan Ligand Joint Venture (Joint Venture), established by Allergan, Inc. (Allergan) and Ligand Pharmaceuticals Incorporated (Ligand) in June 1992, to discover, develop and commercialize drugs based on retinoids (the Products).

On June 3, 1995, the Company and Ligand completed a public offering (the Offering) of 3.25 million units, each unit consisting of one share of the Company's callable common stock and two warrants, each to purchase one share of Ligand common stock. The Offering raised net proceeds for the Company of $26.8 million. At the completion of the Offering, Ligand contributed $17.5 million in cash, as well as warrants in exchange for (i) a right to acquire all of the Callable Common Stock at specified future dates and amounts and (ii) a right to acquire all rights to the 1057 product, jointly with Allergan, currently under development by the Company. At the same time, Allergan contributed $50.0 million in cash to the Company in exchange for (i) the right to acquire one-half of technologies and other assets in the event Ligand exercises its right to acquire all of the Callable Common Stock, (ii) a similar right to acquire all of the Callable Common Stock if Ligand does not exercise its right and (iii) a right to acquire rights to the 1057 product, jointly with Ligand.

2.       SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the accompanying financial statements. Actual results could differ from those estimates.

CONCENTRATIONS OF BUSINESS RISK

The Company conducts research and development for the purpose of identifying and developing retinoid drugs for therapeutic uses and is subject to intense competition and technological changes in the biotechnology industry. The Company is also dependent upon Allergan and Ligand who are primarily responsible for research, development, marketing and manufacturing on behalf of the Company.

                   Allergan Ligand Retinoid Therpeutics, Inc.

                          Notes to Financial Statements

                                December 31, 1995


2.       SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of highly liquid financial instruments. The Company considers instruments purchased with a maturity of three months or less to be cash equivalents.

CONCENTRATION OF CREDIT RISKS

The Company invests its excess cash in money market funds and debt instruments of financial institutions and corporations with strong credit ratings. The Company has established guidelines with respect to diversification and maturities designed to maintain safety and liquidity. Included in cash and cash equivalents at December 31, 1995 is $79.0 million invested in four money market funds.

RESEARCH AND DEVELOPMENT EXPENSES

The Company contracts with Allergan and Ligand to conduct research, development and initial clinical testing. The costs of such work are expensed as incurred.

INCOME TAXES

The Company utilizes the liability method of accounting for income taxes. Under the liability method, deferred taxes are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates. There are no significant temporary differences at December 31, 1995.

NET LOSS PER CALLABLE COMMON SHARE

Net loss per callable common share is calculated by dividing the net loss by the number of callable common shares outstanding, which was 3,250,000 at all times during the period from commencement of operations following the closing of the initial public offering on June 3, 1995 to December 31, 1995.

                   Allergan Ligand Retinoid Therpeutics, Inc.

                          Notes to Financial Statements

                                December 31, 1995


3.       RELATIONSHIP WITH ALLERGAN AND LIGAND

TECHNOLOGY LICENSE AGREEMENT

Under a technology license agreement (the License), the Company has an exclusive license to use the retinoid technologies developed first by Allergan and Ligand and subsequently by the Joint Venture. The License granted is subject to certain exceptions that allow Allergan and Ligand to pursue limited research activities and development and commercialization of certain products. In consideration for the License, the Company will pay to Allergan and Ligand a royalty aggregating 3% of net sales of Products under the License during the life of applicable patents or, in certain circumstances, for 10 years.

RESEARCH AND DEVELOPMENT AGREEMENT

The Company entered into a research and development agreement (the Development Agreement) under which Allergan and Ligand perform research and development for the Company on retinoid compounds and products in accordance with annual budgets and development plans jointly proposed by Allergan and Ligand and approved by the Company's Board of Directors. Under the Development Agreement, the Company has agreed to reimburse Allergan and Ligand for their internal costs plus 10% and the cost of services performed by third parties. Total amounts charged to the Company during 1995 by Allergan and Ligand under the Development Agreement were $6.6 million and $12.7 million, respectively.

If the Company discontinues development of compounds meeting certain criteria, Allergan and Ligand are entitled to develop and commercialize such compounds using their own funds. The Company is entitled to receive a royalty equal to 6% of net sales of any such independently developed products. The Company also has the right to reacquire any such product prior to the earlier of the commencement of Phase III clinical trials for such product or the exercise or expiration of the Stock Purchase Option, for an amount equal to costs incurred by Allergan and/or Ligand plus interest at 25% per year. Additionally, with respect to any reacquired product, the Company will pay a royalty equal to 4% of net sales to the developing party.

COMMERCIALIZATION AGREEMENT

The Company also entered into a commercialization agreement (the
Commercialization Agreement) which provides for the marketing, manufacture and sale by Allergan and/or Ligand of the Products developed under the Development Agreement which have received regulatory approval for commercial sale.

                   Allergan Ligand Retinoid Therpeutics, Inc.

                         Notes to Financial Statements

                               December 31, 1995


3.       RELATIONSHIP WITH ALLERGAN AND LIGAND (CONTINUED)

SERVICES AGREEMENT

The Company also entered into a services agreement (the Services Agreement) under which Allergan and Ligand provide management and administrative services to the Company at 110% of direct and indirect costs for services performed internally by Allergan and Ligand and on a cost reimbursement basis for services performed by third parties. Total amounts charged to the Company during 1995 by Allergan and Ligand for these services under the Services Agreement were $0.1 million and $0.1 million, respectively.

1057 PURCHASE OPTION

The Company has granted Allergan and Ligand an option (the 1057 Purchase Option) to acquire the Company's 1057 Product. Unless the 1057 Purchase Option has been terminated as to either Allergan or Ligand as a result of default under the agreement (in which case the 1057 Purchase Option will only be exercisable by the party for which such option has not been terminated), Allergan and Ligand, jointly, may exercise the 1057 Purchase Option beginning on the earlier of (i) June 3, 1997 or (ii) the receipt of regulatory approval for commercial sale of any Compound 1057 Product in the United States or in certain other major countries and ending on the earlier of (a) 90 days after receipt of such regulatory approval or (b) June 3, 2000. Additionally, the 1057 Purchase Option will terminate on the date the Stock Purchase Option is exercised or expires.

The 1057 Purchase Option exercise price is $21.4 million prior to June 3, 1998 and increases in equal amounts on a quarterly basis to $27.8 million on March 3, 1999 and to $36.2 million on March 3, 2000. The exercise price may be paid in cash, shares of Allergan or Ligand, or any combination thereof.

The Company may not distribute or otherwise expend any proceeds received upon the exercise of the 1057 Purchase Option until the earlier of the exercise or expiration of the Stock Purchase Option.

                   Allergan Ligand Retinoid Therpeutics, Inc.

                         Notes to Financial Statements

                               December 31, 1995


4.       STOCKHOLDERS' EQUITY

STOCK PURCHASE OPTION

The Company's Callable Common Stock is subject to a Stock Purchase Option agreement pursuant to which Ligand and, in the event not exercised by Ligand, Allergan may purchase all, but not less than all, of the Callable Common Stock outstanding at specified prices, subject to adjustment. The option becomes exercisable on the earlier of (i) June 3, 1997 or (ii) the quarter in which the Company's available funds, as defined, decline below $10 million and expires on the earlier of (a) June 3, 2000 or (b) 90 days subsequent to such a decline in cash. The option is not exercisable prior to June 3, 1998 unless the available funds are less than $60 million at the date of exercise.

The Stock Purchase Option exercise price is $21.97 per share prior to June 3, 1998 and increases in equal amounts on a quarterly basis to $28.56 per share on March 3, 1999 and to $37.13 per share on March 3, 2000. The exercise price may be paid in cash, shares of Allergan or Ligand, or any combination thereof.

The Company may not, until the expiration of the Stock Purchase Option, pay any dividends, issue additional shares of capital stock, borrow money in excess of $1 million, merge, liquidate or sell all or substantially all of its assets.

                   Allergan Ligand Retinoid Therpeutics, Inc.

                         Notes to Financial Statements

                               December 31, 1995


4.       STOCKHOLDERS' EQUITY (CONTINUED)

WARRANTS

Each unit sold by the Company in its initial public offering includes two warrants, each warrant giving the holder the right to purchase one share of Ligand common stock at a price of $7.12 per share. The warrants are exercisable at any time from June 3, 1997 through June 2, 2000, subject to certain acceleration provisions including the exercise or expiration of the Stock Purchase Option. The warrants will trade with the Company's Callable Common Stock as units until they become exercisable on June 3, 1997. After such date, the warrants will separate from the Company's common stock and become independently tradable.

SPECIAL STOCK

The Company has issued 200 shares of Special Stock to Allergan and Ligand. The Special Stock does not entitle Allergan and Ligand to vote, except in certain circumstances, or have the right to any profits of the Company. The Special Stock, however, entitles Allergan and Ligand to elect two directors to the Company's Board.

5.       INCOME TAXES

Significant components of the Company's deferred tax assets as of December 31, 1995 are shown below. A valuation allowance of $7.6 million has been recognized at December 31, 1995 as an offset to the deferred tax assets as realization of such assets is uncertain.

                                                                   DECEMBER 31,
                                                                       1995
                                                                  --------------
                                                                  (In thousands)
Deferred tax assets:
         Net operating loss carry forwards                        $        6,777
         Research and development credits                                    327
         Start-up costs and other                                            482
                                                                  --------------
Total deferred tax assets                                                  7,586
Valuation allowance for deferred tax assets                               (7,586)
                                                                  --------------
Net deferred tax assets                                           $           --
                                                                  ==============

                   Allergan Ligand Retinoid Therpeutics, Inc.

                         Notes to Financial Statements

                               December 31, 1995


5.       INCOME TAXES (CONTINUED)

At December 31, 1995, the Company had federal and California net operating loss carryforwards of approximately $16.6 million and $16.1 million, respectively. The federal and California tax loss carryforwards will expire in 2010 and 2003, respectively, unless previously utilized. The Company also has California research and development tax credit carryforwards totaling $0.5 million which will expire in 2010 unless previously utilized.